UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 18, 2005

3COM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-12867	94-2605794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Campus Drive Marlborough, Massachusetts 01752
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (508) 323-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05             Costs Associated with Exit or Disposal Activities.

Between February 18, 2005 and February 23, 2005, 3Com Corporation (the “Company”) notified approximately 90 employees in the United Kingdom, 30 employees in Ireland and 100 employees in the United States that their positions would be eliminated under a plan of termination.  The plan, which is expected to be implemented over a period of four quarters beginning in the third quarter of fiscal 2005, includes headcount reductions and a reduction in the amount of space occupied by the Company in its Edinburgh and Dublin facilities.  As part of this plan, we expect to evaluate additional areas for savings which may take the form of further actions.

These actions are the direct result of the Company’s ongoing strategy to be a leading provider of secure, converged network solutions.  To synchronize investment with this strategy, the Company realigned its product teams, while reducing certain research and development, and product management costs, and focusing investment on strategic initiatives, which management believes has higher long-term growth and profitability potential.  The Company expects to provide further information about the reorganization in connection with the release of its fiscal Q3 2005 results.

The Company expects to incur charges related to these actions during the third quarter of fiscal 2005 through the second quarter of fiscal 2006.  Management estimates the aggregate costs associated with the implementation of these actions will be approximately $15 million.  Approximately $1 million of these charges relate to non-cash asset impairments, primarily property and equipment and other assets.  The balance relates to cash expenditures for severance of terminated employees totaling approximately $13 million and continuing lease obligations of approximately $1 million on closed facilities, the longest of which extends through calendar year 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3COM CORPORATION

Date: February 25, 2005	By:	/s/ Donald M. Halsted, III
Donald M. Halsted, III Executive Vice President and Chief Financial Officer